[LOGO] Haynie & Company
       (a professional corporation)

Certerfied Public Accountants and Management Consultants
4910 Campus Drive Newport Beach, California 92660-2118 (949) 724-1880 FAX (949) 724-1889

April 12, 2000


Office of Small Business
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Mailstop:    4-6, SEC

RE:      TMEX USA, Inc.

Dear Sir or Madam:

We are the former accountant for TMEX USA, Inc., a Nevada corporation ("Company"). We have reviewed the Company's Form 10-KSB. We agree with the Company's disclosures in "Item 8. Changes in and Disagreements with Accountants" of Form 10-KSB regarding the change in certifying accountants.

HAYNIE & COMPANY, CPAS

/s/ David T. Shomaker

David T. Shomaker, CPA, CVA


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